SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 19, 2003

HERMAN MILLER, INC.
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-5813 (Commission File Number)	38-0837640 (IRS Employer Identification no.)

855 East Main Avenue Zeeland, Michigan (Address of principal executive office)		49464 (Zip Code)

(616) 654-3000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 9.         Regulation FD Disclosure.

        On March 19, 2003, Herman Miller, Inc. issued a news release with respect to its Third Quarter 2003 Results. A copy of the news release is attached as Exhibit 99.1.

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SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 19, 2003	HERMAN MILLER, INC. (Registrant)
	By:	/s/ Elizabeth A. Nickels Elizabeth A. Nickels
	Its:	Chief Financial Officer

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EXHIBIT INDEX

99.1	Press Release Dated March 19, 2003

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EXHIBIT 99.1

Release	Immediate
Date	March 19, 2003
Contact	Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com Beth Nickels (616) 654 8050 or beth_nickels@hermanmiller.com
	Media:	Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com Bruce Buursma (616) 654 5770 or bruce_buursma@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

Herman Miller, Inc., Reports Financial Results for the Third Quarter 2003

Webcast to be held Thursday, March 20, 2003, at 9:30 a.m. EST

Herman Miller, Inc., today announced results for the third quarter ended March 1, 2003. Sales were $310.4 million, within the previously forecasted range but down from the year-ago period. Gross margins and operating expenses continued to demonstrate significant year-over-year improvement as a result of earlier restructuring actions. Cash flow from operations was a strong $35.7 million – while net income was $3.0 million or $.04 per share, marking the third consecutive quarter of profitability.

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)

                                               Three Months Ended                      Nine Months Ended
                                               ------------------                      -----------------
                                       March 1,     March 2,      Percent     March 1,     March 2,      Percent
                                         2003         2002        Change        2003         2002         Change
                                         ----         ----        ------        ----         ----         ------
Net Sales                               $310.4       $340.7         (8.9)%   $1,014.6     $1,146.0        (11.5)%
Gross Margin                              93.5         98.5         (5.1)%      316.4        343.2         (7.8)%
Operating earnings before special
charges                                    8.0         (3.4)       335.3%        47.5         10.2        365.7%
Operating earnings after special
charges                                    7.7        (13.2)       158.3%        46.9        (48.0)       197.7%
Net earnings                               3.0        (11.6)       125.9%        24.6        (37.2)       166.1%
Earnings per share - diluted               .04         (.15)       126.7%         .33         (.49)       167.3%
Orders                                   282.1        309.5         (8.9)%      980.1      1,087.5         (9.9)%
Backlog                                  166.1        165.5          0.4%

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Third Quarter 2003 Financial Results

The company’s consolidated sales and orders for the quarter were $310.4 million and $282.1 million, respectively. Both were down approximately 8.9% from the same quarter in the prior year, reflecting the continued industry-wide softening in customer demand caused by geopolitical and economic uncertainty.

On a year-over-year basis gross margin again improved substantially for the quarter, to 30.1% from 28.9% for the same quarter last year despite the lower volume. Margins for the quarter decreased from the 31.8% posted in the second quarter due to both the traditionally lower seasonal volumes and general business climate, which impacted the company’s ability to leverage fixed overhead costs.

Operating expenses for the quarter totaled $85.5 million or 27.5% of sales compared to $101.9 million or 29.9% of sales (excluding special charges) for the same period in fiscal 2002, a 16.1% decline. Included in fiscal 2002 third quarter operating expenses are costs totaling $7.9 million related to accelerated depreciation on certain technology related assets.

During the third quarter, adjustments to incentive accruals increased operating earnings by $3.9 million due to the revised outlook for the balance of the fiscal year. Similar adjustments totaling $1.4 million occurred in the prior year third quarter.

The results for the quarter include a $.3 million pretax special charge, related to moving costs associated with the previously announced plant consolidation of the Geiger facility in Georgia. That move has now been completed.

Cash flow from operations was positive and for the quarter totaled $35.7 million compared to $48.8 million for the same period last year. Excluding a $15.0 million voluntary contribution to the company’s employee pension fund during the quarter, cash flow from operations was $50.7 million. Capital spending for the quarter was $7.4 million compared to $11.4 million for the same period last year. In addition, during the quarter the company repurchased approximately 494,000 shares of its stock for $8.3 million dollars at an average price of $16.91 per share. The company’s ending cash position was $188.0 million.

Beth Nickels, Chief Financial Officer, stated, “Our variable cost structure, coupled with the implementation of our earlier cost–reduction initiatives, enabled us to meet the third quarter earnings guidance on the lower end of expected volume. The previous actions we implemented are clearly producing the anticipated benefits.”

Ms. Nickels added, “As we announced last week, we took further cost reduction actions to align our cost structure with current market conditions. These actions will result in approximately $4 million to $5 million in pretax charges in the fourth quarter of fiscal 2003 and are expected to generate annual savings of $8 million to $9 million.”

“We also recognize that the current global environment has contributed to continued weakness in our near-term order demand and impacts our fourth quarter estimates. With the impending war in Iraq, we don’t believe it is prudent to anticipate a recovery in order entry rates at this time,” Ms. Nickels concluded.

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As a result, the company expects sales to be in a range of $305 million to $325 million, with earnings per share between $.01 to $.06 (excluding special charges). This suggests that revenues for fiscal 2003 should be in a range of $1.32 billion to $1.34 billion. Earnings per share for the fiscal year are expected to be between $.34 and $.39 (excluding special charges).

Michael A. Volkema, Chairman and CEO, stated, “Like others, we had hoped the economy would be showing signs of recovery by now. While it has not, we did take the appropriate actions to lower our cost structure which positions us for strong cash flow and profitability, even at today’s revenue levels. We have a strong, proven leadership team in place to see us through these turbulent times and we will continue to take prompt, appropriate action to further manage costs as necessary. Our employee-owners continue to do a great job in working through these difficult times, and are focused on implementing programs that we believe will enlarge our future market opportunity.”

The company has announced a live webcast to discuss the results of the fiscal 2003 third quarter, to be held Thursday, March 20, 2003, at 9:30 a.m. EST. The company encourages all interested parties to log in to the website to obtain presentation materials, which will augment the verbal presentation. To ensure your access to the webcast, you should allow extra time to visit our website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” “special charges,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend, or clarify forward-looking statements.

Herman Miller creates great places to work by researching, designing, manufacturing, and distributing innovative interior furnishings that support companies, organizations, and individuals all over the world. The company’s award-winning products, complemented by furniture-management and strategic consulting services, generated over $1.46 billion in revenue during fiscal 2002. Herman Miller is widely recognized both for its innovative products and business practices, including the use of industry-leading, customer-focused technology. Again in 2003 Herman Miller was named among “America’s Most Admired” companies by Fortune magazine and included in Business Ethics magazine’s “100 Best Corporate Citizens.” The company trades on the NASDAQ stock market under the symbol MLHR. For additional information about the company visit www.hermanmiller.com.

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Financial highlights for the quarter ended March 1, 2003, follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

                                                                         Three Months Ended
                                                                         ------------------
                                                                 March 1,                   March 2,
                                                                   2003                       2002
                                                                   ----                       ----

Net Sales                                                      $310.4      100.0%          $340.7    100.0%
Cost of Goods Sold                                              216.9       69.9            242.2     71.1
                                                                -----       ----            -----     ----
Gross Margin                                                     93.5       30.1             98.5     28.9
Operating Expenses                                               85.5       27.5            101.9     29.9
Special Charges                                                    .3         .1              9.8      2.9
                                                                -----       ----            -----     ----
Operating Earnings                                                7.7        2.5            (13.2)    (3.9)
Other (Income)/Expense                                            3.2        1.0              4.9      1.4
                                                                -----       ----            -----     ----
Earnings Before Taxes                                             4.5        1.5            (18.1)    (5.3)
Income Taxes                                                      1.5         .5             (6.5)    (1.9)
                                                                -----       ----            ------    -----
Net Earnings                                                   $  3.0        1.0%       $   (11.6)   (3.4)%
                                                                =====       ====            =====     ====
Earnings Per Share - Basic                                   $    0.04                  $    (0.15)
                                                                ======                      =======
Weighted Average Basic Common Shares                        73,346,082                  75,855,787
Earnings Per Share - Diluted (1) (2)                         $    0.04                  $    (0.15)
                                                                ======                      =======
Weighted Average Diluted Common Shares (1)                  73,664,982                  75,855,787

(1)     As the company reported a net loss for the quarter ended March 2, 2002, shares resulting from stock option plans would be anti-dilutive to earnings per share and have not been included in diluted earnings per common share.

(2)     At the beginning of the first quarter of fiscal 2003, the company adopted a new accounting standard that discontinued the amortization of goodwill assets. Given this new accounting treatment, pro-forma diluted earnings per share would have been $(.14) compared to the reported $(.15) for the third quarter of fiscal 2002.

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Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

                                                                         Nine Months Ended
                                                                         -----------------
                                                                 March 1,                   March 2,
                                                                   2003                       2002
                                                                   ----                       ----

Net Sales                                                    $1,014.6      100.0%        $1,146.0    100.0%
Cost of Goods Sold                                              698.2       68.8            802.8     70.0
                                                                -----       ----            -----     ----
Gross Margin                                                    316.4       31.2            343.2     30.0
Operating Expenses                                              268.9       26.5            333.0     29.1
Special Charges                                                   0.6        0.1             58.2      5.1
                                                                -----       ----            -----     ----
Operating Earnings                                               46.9        4.6            (48.0)    (4.2)
Other (Income)/Expense                                            9.6        0.9             10.1      0.9
                                                                -----       ----            -----     ----
Earnings Before Taxes                                            37.3        3.7            (58.1)    (5.1)
Income Taxes                                                     12.7        1.3            (20.9)    (1.8)
                                                                -----       ----            -----     ----
Net Earnings                                                 $   24.6        2.4%        $  (37.2)    (3.3)%
                                                                -----       ----            -----     ----
Earnings Per Share - Basic                                   $   0.33                    $  (0.49)
                                                                =====                       =====
Weighted Average Basic Common Shares                       74,612,531                  75,805,219
Earnings Per Share - Diluted (1) (2)                         $   0.33                    $  (0.49)
                                                                =====                       =====
Weighted Average Diluted Common Shares (1)                 74,948,280                  75,805,219

(1)     As the company reported a net loss for the nine-months ended March 2, 2002, shares resulting from stock option plans would be anti-dilutive to earnings per share and have not been included in diluted earnings per common share.

(2)     At the beginning of the first quarter of fiscal 2003, the company adopted a new accounting standard that discontinued the amortization of goodwill assets. Given this new accounting treatment, pro-forma diluted earnings per share would have been $(.46) compared to the reported $(.49) for the nine-month period ended March 2, 2002.

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Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

                                                                            Nine Months Ended
                                                                            -----------------
                                                                      March 1,               March 2,
                                                                        2003                  2002 (1)
                                                                        ----                  ----

Net Earnings                                                            $24.6                   $(37.2)
                                                                        =====                   =======
Cash Flows provided by Operating Activities                             141.1                     92.2
Cash Flows used for Investing Activities                                (15.0)                   (18.7)
Cash Flows used for Financing Activities                                (64.7)                   (32.0)
Effect of Exchange Rates                                                  2.6                     (3.9)
                                                                          ---                     -----
Net Increase in Cash                                                     64.0                     37.6
Cash, Beginning of Year                                                 124.0                    138.3
                                                                        -----                    -----
Cash, End of Period                                                    $188.0                   $175.9
                                                                       ======                   ======

(1)     Amounts for March 2, 2002, have been restated to conform with current year presentation of short-term investments.

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

                                                                 March 1, 2003            June 1, 2002
                                                                 -------------            ------------
                                                                  (Unaudited)               (Audited)
Assets
Current assets
        Cash and equivalents                                         $188.0                   $124.0
        Short-term investments                                         11.0                     11.1
        Accounts receivable (net)                                     120.6                    142.1
        Inventories                                                    34.7                     39.6
        Assets held for sale                                           16.2                      2.6
        Prepaid expenses and other                                     65.3                     67.0
                                                                       ----                     ----
           Totals                                                     435.8                    386.4
Net property and equipment                                            265.5                    315.4
Other assets                                                           81.1                     86.2
                                                                       ----                     ----
        Total Assets                                                 $782.4                   $788.0
                                                                     ======                   ======
Liabilities and Shareholders' Equity
Current liabilities
        Unfunded checks                                               $10.6                   $  5.9
        Current long-term debt                                         10.6                     10.6
        Notes payable                                                  --                        2.7
        Accounts payable                                               62.8                     70.6
        Accrued liabilities                                           166.5                    121.2
                                                                      -----                    -----
           Totals                                                     250.5                    211.0
Long-term debt                                                        222.4                    221.8
Other noncurrent liabilities                                           78.5                     92.2
Shareholders' equity                                                  231.0                    263.0
                                                                      -----                    -----
        Total Liabilities and Shareholders' Equity                   $782.4                   $788.0
                                                                      =====                    =====

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